Exhibit 10.4
DASANI
MARKETING AND DISTRIBUTION AGREEMENT
     THIS AGREEMENT (the “Agreement”), with effect from OCTOBER 1,2000, (the “Effective Date”) is made and entered into by and between THE COCA-COLA COMPANY, a corporation organized and existing under the laws of the State of Delaware having an office in Atlanta, Georgia, acting through its Coca-Cola North America Division, herein referred to as “Company,” and Metrolina Bottling Company, a Corporation organized and existing under the laws of the State of Delaware, with a place of business at Charlotte, NC, herein referred to as “Distributor.”
W I T N E S S E T H
     WHEREAS, Company will authorize the manufacture of certain beverages in the form of Purified Water with Minerals Added for Flavor (the “Beverages”);
     WHEREAS, Distributor is an established distributor of soft drink products of Company with existing facilities and organization serving a well-established group of customers; and
     WHEREAS, Distributor desires to purchase the Beverages referred to above from those manufacturers authorized by Company and to distribute the Beverages in and throughout the territory described in Appendix 1 (hereinafter referred to as the “Territory”).
     WHEREAS, both Company and Distributor are committed to profitable volume and per capita growth for the Beverages.
     This having been set forth, the parties agree as follows:
I. OBJECTIVE OF THE AGREEMENT
1.	With respect to the Beverages packaged in the containers set forth in Appendix 2 hereof (hereinafter referred to as the “Authorized Containers,”) Company grants to Distributor, subject to the terms and conditions contained herein:
(a)	the authorization to purchase the Beverages packed in Authorized Containers from those certain manufacturers that Company may from time to time designate in writing to Distributor (the “Approved Processors”); and

(b)	the exclusive authorization to distribute the Beverages in Authorized Containers in accordance with and subject to the provisions of the Agreement in the Territory under the trademarks set forth in Appendix 3 hereof (hereinafter referred to as the “Trademarks”).

Company agrees that it will exercise its rights under the Agreement based upon all relevant factors in a manner consistent with the terms of the Agreement and the standard of good faith and fair dealing.
2.	To this effect, Company will designate the Approved Processors who will manufacture the Beverages and pack them in Authorized Containers; and Company will authorize the Approved Processors to sell the Beverages in Authorized Containers to Distributor. In accordance with this paragraph 2, Company agrees to authorize the Approved Processors to sell to Distributor sufficient quantities of the Beverages in Authorized Containers to meet the requirements of Distributor in the Territory as described herein. Subject to paragraph 9 of the Agreement, Distributor and the Approved Processors shall establish between themselves the prices of the Beverages in the Authorized Containers as well as the terms of payment and other conditions of supply.
II. OBLIGATIONS OF DISTRIBUTOR RELATING TO THE MARKETING,
HANDLING AND STORAGE OF THE BEVERAGES
3.	For the Term of the Agreement, Distributor agrees:
(a)	to buy exclusively from the Approved Processors the quantities of the Beverages required to satisfy fully the demand for the Beverages in Authorized Containers in the Territory;

(b)	to distribute the Beverages in Authorized Containers in the Territory for its own account, and, in general, to use best efforts and employ all suitable, commercially reasonable and approved means to develop and exploit the potential of the business of distributing and marketing the Beverages within the Territory by creating and stimulating the demand for the Beverages and by satisfying fully and in all respects such demand;

(c)	in particular, to invest all capital and to incur all expenses commercially reasonably required for the organization, installation, operation and maintenance of a distribution enterprise within the Territory, with warehousing, marketing, distribution, delivery, transportation and other equipment and facilities necessary and sufficient to exploit and develop satisfactorily the distribution enterprise of Distributor throughout the entire Territory during the Term (as hereinafter defined) of the Agreement and to satisfy the reasonable requirements of customers for the Beverages in all trade channels; to secure at Distributor’s own expense competent and well-trained management and to recruit, train, and use all personnel reasonably required, sufficient in every respect to carry out the objectives of the Agreement and to fulfill the duties hereunder of Distributor;

(d)	not to manufacture, sell, market or otherwise be concerned with any bottled water in the Territory other than the Beverages during the Term of the Agreement without Company’s prior written consent. Distributor has advised Company that the restrictions contained in this subparagraph (d) may conflict with the product requirements of certain food service customers of the full line vending operations of Distributor or of Distributor’s subsidiary or affiliate. When requested by such customer, Distributor may provide a product that is otherwise prohibited by this subparagraph 3(d); provided, however, that Distributor agrees that, in any such circumstance, Distributor will use its best efforts to sell Beverages in Authorized Containers to all such customers in lieu of or in addition to such other products. Upon discovery of a violation of this subparagraph 3(d), Company shall have the option to terminate the Agreement immediately without any liability of any kind or nature;
(e)	not to sell or distribute or cause the sale or distribution in any manner whatsoever of any of the Beverages outside the Territory without the prior written consent of Company;

(f)	not to manufacture, package, sell, deal in or otherwise use or handle any beverage, concentrate, beverage base, or syrup likely to be confused with, or passed off for, the Beverages;

(g)	not to manufacture, package, sell, deal in or otherwise use or handle any product under any trade dress or in any container that is an imitation of a trade dress or container for the Beverages in which Company claims a proprietary interest or which is likely to be confused or cause confusion with or be confusingly similar to or be passed off as such trade dress or container;

(h)	not to manufacture, package, sell, deal in or otherwise use or handle any product under any trademark or other designation that is an imitation, counterfeit, copy or infringement of, or confusingly similar to, the Trademarks; and

(i)	not to acquire or hold, directly or indirectly, any ownership interest in, or enter into any contract or arrangement with respect to the management or control of, any individual, corporation, partnership, limited partnership, trust or unincorporated association within or without the Territory that engages in any of the activities prohibited under subparagraphs (f), (g) and (h) of this paragraph 3.
4.	Company agrees, at its own expense, to use commercially reasonable efforts to develop and maintain consumer demand for the Beverages on a national level through appropriate advertising, marketing, and merchandising programs selected by Company. Company shall also have the right, but not the obligation, to carry out at its own expense local or area advertising, marketing or sales promotion activities of any kind that Company in its judgment believes will support the maximization of sales of the Beverages, including sales in the Territory; provided, however, Company shall provide distributor with reasonable advance notice as to such local activities.
5.	(a)	Distributor agrees, at its own expense, to appropriate and spend such funds for advertising and sales promotion of the Beverages as are reasonably required to develop, stimulate, and satisfy .fully the demand for the Beverages among Distributor’s customers in the Territory. Distributor agrees to submit all advertising and sales promotion materials and activities involving or mentioning the Trademarks or the Beverages to Company for prior approval; Distributor shall use, publish, maintain or distribute only such advertising and sales promotion materials relating to the Trademarks or the Beverages that Company has authorized in a prior writing.
(b)	Company retains the right to test market anywhere within the Territory prospective New Beverages or New Containers (as defined in paragraph 16 below), as well as reformulations of the Beverages, as Company, in its sole discretion, deems necessary or desirable. Company further retains the right to conduct such local marketing and promotional activities regarding New Beverages or New Containers anywhere within the Territory as Company, in its sole discretion, deems necessary or desirable. Such activities may include, but are not limited to, the distribution of samples of New Beverages or reformulated Beverages in the Territory. Before exercising any of the rights retained under this subparagraph 5(b), Company shall provide Distributor in writing a detailed description of test market activities planned by Company, and Company will offer to Distributor the right to test market within the Territory the prospective New Beverages, Beverages in New Containers or reformulations of the Beverages that Company deems necessary or desirable. Only in the event that Distributor chooses not to accept the test market offer within twenty (20) business days after its receipt of the detailed description may Company then exercise any of the aforesaid rights. If Distributor agrees to conduct the test market activities, Distributor agrees to execute such test on a prompt basis to Company’s satisfaction.

(c)	Distributor acknowledges that Company has entered into, or shall enter into, agreements similar to the Agreement with other parties outside the Territory. Distributor agrees to conduct its business in such a manner as to avoid conflicts with such other parties, and, in the event of disputes nevertheless arising with such other parties, to make every effort to settle such disputes on a commercially reasonable basis.

(d)	Company may, if it chooses, either deliver Beverages directly to a “Commissary Exception Account” as defined herein, or call upon Distributor to deliver the Beverages in Authorized Containers for Company. If Company so requests, Distributor agrees that it will deliver the Beverages in Authorized Containers to a Commissary Exception Account.

If Company or another party acting under authority of Company delivers directly to a Commissary Exception Account located in the Territory, Company agrees to pay to Distributor as a “Commissary Fee” an amount equal to One Dollar ($1.00) for each physical case or recognized industry equivalent (a “Case”) so delivered by Company or another party acting under authority of Company if the Beverage is for ultimate consumption within the Territory. If Company or another party acting under authority of Company delivers directly to the Commissary Exception Account located outside the Territory, Company agrees to pay to Distributor a Commissary Fee of One Dollar ($1.00) for each Case so delivered if the Beverage is for ultimate consumption within the Territory; provided, however, Distributor is not entitled to receive such Commissary Fee with respect to Beverages so delivered that are for consumption aboard a passenger transportation service, such as an airline or railroad.
If Company does not deliver but instead asks Distributor to deliver to a Commissary Exception Account, Distributor agrees to deliver for Company out of Distributor’s inventory the Beverage in Authorized Containers to a Commissary Exception Account located within the Territory as requested. Distributor shall then promptly receive from Company (1) a Commissary Fee of One Dollar ($1.00) for each Case so delivered by Distributor to a Commissary Exception Account, provided the Beverage is for ultimate consumption within the Territory; (2) a Delivery Fee of seventy-five cents ($0.75) for each Case which Distributor so delivers and (3) payment of Distributor’s Price for the Beverages so delivered. Distributor agrees that it shall, upon request by Company, sell to Company such quantities of the Beverages in Authorized Containers as Company may reasonably request in connection with sales by Company to any Commissary Exception Account. Distributor agrees that its sales price (the “Distributor’s Price”) to Company under these circumstances will be subject to negotiation between Distributor and Company, but in no event shall Distributor’s Price exceed Distributor’s floor cost for the Beverages in Authorized Containers. For the avoidance of doubt, the Delivery Fee referred to in the preceding sentence is also payable to Distributor with respect to delivery within the Territory to a facility of a Commissary Exception Account which provides passenger transportation services, such as an airline or railroad.

Upon receipt by the Company from Distributor of proof of costs actually incurred by Distributor, net of any credits, refunds, rebates, collected deposits or recoveries, in paying any applicable mandatory soft drink container deposit redemptions or escheats, soft drink sales taxes, or other such mandatory soft drink taxes or soft drink fees, including any applicable fee pertaining specifically to bottle water, imposed by operation of law on the Beverages in Authorized Containers delivered (i) by Company or Distributor to a Commissary Exception Account located outside the Territory for ultimate consumption within the Territory, or (ii) by Company, or another party acting under authority of Company, to a Commissary Exception Account located outside the Territory for ultimate consumption within the Territory (for purposes of this subparagraph, “net statutory costs”), Company agrees to pay to Distributor a Commissary Refund equal to the amount of such net statutory costs. It is the intent of the parties that the Commissary Refund, if any, shall be in addition to, and not a reduction of, the Commissary Fee.

Beginning in the second calendar year of the Term, as defined below and for each calendar year thereafter during the Term the Commissary Fee and the Delivery Fee referred to in this subparagraph (d), but not the Commissary Refund, shall be adjusted in an amount equal to the percentage change for the then most recently completed calendar year in the Consumer Price Index (“CPI”) (as published by the Bureau of Labor Statistics United State Department of Labor, for “All Consumers” in the “All Items” category). The Company shall calculate the amount of the adjustment when the percentage change is published and such adjusted amount shall remain in effect for the remainder of the then current calendar year. Until such adjustment is effected, the Company will pay any Commissary Fee or Deliver Fee due to the Distributor on the basis of the applicable fee in effect as of January 1 of the then current year. A retroactive payment, if any is due, will be made to the Distributor on the basis of any adjustment to the fees based upon the published percentage change in the CPI.

A “Commissary Exception Account” is an account that operates through a commissary system for delivery of food and beverage products to its outlets and that serves its customers the Beverages for “on-premise” consumption as distinct from selling the Beverages for “off-premise” consumption. Some examples of Commissary Exception Accounts are (i) restaurant chains, (ii) food service operators with respect to their sale of Beverages through manual beverage units but not their sale of Beverages through coin operated vending machines and (iii) passenger transportation services, such as airlines and railroads.

The parties acknowledge and understand that the Beverages in Authorized Containers subject to the terms of the Agreement shall not be warehouse delivered except to the extent there is no other commercially feasible method available to provide service to a Commissary Exception Account.
6.	Distributor warrants that the handling, storage, delivery and merchandising of the Beverages shall be accomplished in accordance with handling, storage, delivery and merchandising standards established by Company and communicated to Distributor by Company from time to time and shall, in any event, conform with all applicable food, health, sanitation and other relevant laws and regulations applicable in the Territory. Distributor is specifically responsible for ensuring that shelf stocks of Beverages are rotated in accordance with standards established by Company. Any costs associated with recall and disposal of Beverages which arise out of Distributor’s failure properly to handle, store, deliver or merchandise the Beverages, including, but not limited to, properly ensuring rotation of shelf stocks, shall be the responsibility of Distributor in accordance with the provisions of paragraph 19 below. Notwithstanding the foregoing, in the event of a recall of Beverages at a Commissary Exception Account, Distributor and Company will negotiate in good faith with each other concerning the financial responsibility for any such recall.
7.	(a)	Periodic strategic planning is essential for the proper implementation of the Agreement. Distributor and Company, therefore, shall cooperate in preparing an annual marketing plan (the “Annual Business Plan” or “Plan”) for the mutually profitable volume and per capita growth of the Beverages in the ensuing calendar year (the “Plan Year”). Company shall assist Distributor in preparing the Plan by providing to Distributor, in sufficient time to permit the preparation of a Plan in accordance with this subparagraph, (i) the estimated price at which Company expects to sell Beverage Base for the Beverages to the Approved Processors

during the following calendar year, (ii) what advertising and marketing support Company expects to be able to provide Distributor for the ensuing year, and (iii) such other information which may be relevant to the development of the Plan. This other information may include a description of Company concepts or programs with respect to the advertising, marketing and promotion of the Beverages during the ensuing calendar year and the marketing and sales objectives and strategies Company has for the Beverages, including a channel merchandising strategy and such other relevant information as may be helpful to Distributor in preparing the Plan. Distributor and Company shall meet together at an appropriate time prior to the end of the calendar year preceding the Plan Year to discuss Distributor’s proposed Annual Plan, which Plan shall set out in reasonable detail the marketing, management and advertising plans of Distributor with respect to the Beverages for the ensuing year. Company and Distributor shall work together in finalizing the Annual Plan prior to the beginning of the Plan Year, taking into consideration the circumstances of Distributor’s local market conditions and performance of other Distributors similarly situated. Upon approval by both parties of such Plan, which approval shall not be unreasonably withheld by either party, Distributor and Company shall perform their obligations substantially as described in such Plan. Distributor shall be deemed to have not fulfilled its obligations (i) if it does not prepare and submit a proposed Plan in accordance with this subparagraph 7(a) or (ii) if Distributor fails to substantially perform the approved Plan or any material part thereof; provided, however, that any such failure by Distributor shall be waived if such failure results directly from failure on the part of Company to perform Company’s obligations under this subparagraph 7(a) or any material part thereof. Failure by Distributor to prepare a Plan in accordance with this subparagraph 7(a) or to perform substantially in accordance with the Plan or any material part thereof will demonstrate Distributor’s unwillingness to develop, stimulate and satisfy fully the demand for the Beverages in the Territory. Company recognizes that circumstances may occur during the relevant Plan year, which circumstances could not be anticipated and are beyond the control of Company and/or Distributor. If such circumstances occur, Company and Distributor shall meet together and modify the Plan as appropriate to such circumstances.
(b)	Distributor shall report to Company periodically, but not less than quarterly, as to its implementation of the Annual Plan. Distributor shall also provide information relating to Distributor’s sales of the Beverages and any extensions thereof in the Territory by volume and package. Distributor also agrees to provide information by volume and package for Beverages and any extensions thereof sold by Distributor to each outlet of a customer with which Company has a national account agreement or program.
8.	(a)	Except as may be authorized specifically by Company in accordance with the Agreement, Distributor shall not sell, distribute or otherwise transfer any Beverages to any person under circumstances in which Distributor knows, should know or has been informed by Company that such person will redistribute the Beverages for ultimate sale outside the Territory. If any Beverages originating with Distributor are found outside the Territory, Distributor shall be deemed to have transshipped such Beverages and shall be deemed to be a “Transshipping Distributor” for purposes hereof. The presumption of the foregoing sentence, however, shall not apply with respect to Beverages in Authorized Containers sold to a Commissary Exception Account if Distributor can demonstrate by its business records that any such Beverages were either (i) not received by Distributor from an Approved Processor or (ii) if Distributor did receive such Beverages, they were delivered by Distributor to a Commissary Exception Account. In addition to any other remedies Company may have a right to assert against a Transshipping Distributor for violation of this paragraph, Company may impose upon a Transshipping Distributor a charge for each case of Beverages transshipped by such Distributor. The per case amount of such charge shall be determined by Company in its sole discretion and may be an amount not to exceed three times Offended Distributor’s (as such term is hereinafter defined) most current average gross margin per case of the Beverages transshipped, as reasonably estimated by Company. Company and Distributor agree that the amount of any such charge shall be deemed to reflect the damages to Company, the Offended Distributor (if any) and the distribution system. If Beverages are transshipped into the territory of an Offended Distributor, Company shall forward to the Offended Distributor upon receipt, if any, from the Transshipping Distributor, not less than the Offended Distributor’s most current average gross margin per case of the Beverages transshipped. For purposes of the Agreement, “Offended Distributor” shall mean a distributor of Beverages in Authorized Containers into whose territory a Beverage in Authorized Containers is transshipped.
(b)	In the event Beverages distributed or sold by Distributor are found in the territory of an Offended Distributor, Distributor shall make available to Company all documents and records relating to such Beverages and shall assist Company in all investigations relating to such Beverages. The decisions as to which remedy to pursue and whether to pursue any remedy shall be in the sole discretion of Company.
III. TERMS AND CONDITIONS OF SALE OF THE BEVERAGES
9.	If Distributor is unable to purchase the Beverages from an Approved Processor at a price (the “Offer Price”) that is acceptable to Distributor, Distributor may give written notice to Company describing the circumstances. Within thirty (30) days of its receipt of such notice. Company shall use reasonable commercial efforts to obtain an Offer Price that is acceptable to Distributor. If Company is unable to obtain an Offer Price that is acceptable to Distributor, Distributor may, at its option, notify Company that Distributor is unwilling to purchase the Beverages at the Offer Price. In this event, Company shall notify Distributor in writing that Distributor’s authorization in respect of that Beverage or those Beverages or Authorized Container or Authorized Containers for which Distributor is unwilling to pay the revised price is cancelled, such cancellation to be effective sixty (60) days after the date of Company’s notice thereof.

10.	Except to the extent that paragraph 9 hereof may apply, Distributor shall purchase Beverages from Approved Processors at a price and under terms or conditions as agreed by and between Distributor and any Approved Processor.
IV. OBLIGATIONS OF COMPANY RELATING TO THE BEVERAGES
11.	Except as provided in paragraphs 5 and 16 hereof, Company, for the Term of the Agreement and any renewal of the Term which may occur in accordance with paragraph 20, will not distribute or sell or authorize third parties to distribute or sell the Beverages in Authorized Containers in the Territory.
12.	Company covenants that it will require each Approved Processor to warrant to Distributor that the Beverages delivered to Distributor shall comply in all respects with the Federal Food, Drug and Cosmetic Act, as amended (the “Act”), and all federal, state and local laws, rules, regulations and guidelines applicable in the Territory. Further, Company warrants it will require each Approved Processor to warrant to Distributor that all Beverages shipped to Distributor, and all packaging and other materials which come in contact with such Beverages, will not at the time of shipment to Distributor be adulterated, contaminated, or misbranded within the meaning of the Act or any other federal, state or local law, rule or regulation applicable in the Territory, and that such Beverages, packaging and other materials will not constitute articles prohibited from introduction into interstate commerce under the provisions of Sections 301(d), 404, 405 or 505 of the Act.
13.	Company covenants that it will require each Approved Processor to warrant to Distributor that the Beverages will be handled, stored and transported properly up until time of delivery to Distributor and will be fresh by commercially reasonable standards at the time of delivery.
14.	Company makes no other covenant, representation or warranty concerning the Beverages of any kind whatsoever, express or implied, except those set forth in paragraphs 12 and 13.
V. REFORMULATION. NEW PRODUCTS AND RELATED MATTERS
15.	(a)	Company has the sole and exclusive right and discretion to reformulate any of the Beverages. In addition, Company has the sole and exclusive right and discretion to discontinue any of the Beverages or Authorized Containers under the Agreement, provided (i) such Beverage or Authorized Container is discontinued on a regional basis; (ii) Distributor is given not less than sixty (60) days’ written notice of such discontinuation and (iii) Company does not discontinue all Beverages under the Agreement. In the event Company discontinues any Beverage or Authorized Container, Appendix 2 of the Agreement shall be deemed amended by deleting the discontinued Beverage from the list of Beverages set forth on Appendix 2 or by deleting the discontinued Authorized Container from the list of Authorized Containers for the Beverages set forth on Appendix 2, as may be the case.

(b)	Subject to subparagraph (c) of this paragraph 15, Distributor has the right to discontinue the distribution and sale of any of the Beverages in the Authorized Containers in all of the Territory or in a designated geographic area in the Territory. This right shall be exercised, if at all, by Distributor giving sixty (60) days notice of such discontinuation to Company, specifying the geographic area within the Territory to which the notice of discontinuation applies. Upon expiration of such sixty (60) day period, Distributor shall cease distribution and sale of the specified Beverage or Beverages in the specified Authorized Container or Containers in the geographic area specified in the notice and Company may then distribute and sell such Beverage or Beverages in such Authorized Container or Containers in such geographic area, or authorize others to so distribute and sell. In the event of notice as described in this subparagraph, Appendix 1 to the Agreement shall be amended to eliminate the geographic area specified in the notice from the Territory.

(c)	Distributor and Company acknowledge and agree that it may be in their respective best interests to adopt and implement in the Annual Business Plan a strategy for the Beverages under which Distributor will carry the Beverages in all available Authorized Containers. In the event Company believes in its commercially reasonable judgment that such strategy is necessary for the successful marketing of the Beverages, Company shall include such strategy in the information it provides to Distributor as described in subparagraph (a) of paragraph 7 of the Agreement. In that situation, and if Distributor gives notice of discontinuance to Company as provided for in subparagraph (b) of this paragraph 15, Company may respond to Distributor with a request that Distributor refrain from effectuating such discontinuance until completion of the process of developing the Annual Business Plan for the ensuing calendar year in accordance with subparagraph (a) of paragraph 7. Under such circumstances Distributor agrees that it will (i) so refrain from discontinuance as requested by Company and that it will (ii) cooperate in good faith during the planning process to support the strategy articulated by Company.
16.	(a)	In the event Company proposes to introduce an extension of an existing Beverage (a “New Beverage”) which utilizes one or more of the Trademarks, Distributor shall have the option to distribute and sell such New Beverage in the Territory pursuant to the terms and conditions of the Agreement. Distributor’s option under this subparagraph 16(a) shall be exercised, if at all, by giving Company notice of the election within sixty (60) days of the date on which Company gives notice to Distributor that Company intends to introduce a New Beverage in the Territory. If Distributor gives Company timely notice of Distributor’s exercise of such option within such period, Schedule A of the Agreement shall be amended by adding the New Beverage to the list of Beverages set forth on Schedule A. If Distributor (i) accepts the offer to introduce the New Beverage in a timely manner but fails to introduce the New Beverage within a reasonable period of time, or (ii) fails to respond to Company’s offer within the sixty (60) day period, or (iii) elects to decline such offer within the sixty (60) day period; Company shall have the right to distribute or authorize others to distribute and sell or otherwise undertake any activity in the Territory with respect to the New Beverage.
(b)	In the event Company proposes to introduce a new package or container (referred to jointly as a “New Container”) that is not an Authorized Container, Distributor shall have the option to distribute and sell the Beverage in such New Container in the Territory pursuant to the terms and conditions of the Agreement. Distributor’s option under this subparagraph 16(b) shall be exercised, if at all, by giving Company notice of the election within sixty (60) days of the date on which Company notifies Distributor that Company intends to introduce a New Container in the Territory. If Distributor gives Company timely notice of Distributor’s exercise of such option within such period, Schedule D of the Agreement shall be amended by adding the New Container to the list of Authorized Containers. If Distributor (i) accepts the offer to introduce in a timely manner but fails to introduce within a reasonable period of time, or (ii) fails to respond to Company’s offer within the sixty (60) day period, or (iii) elects to decline such offer within the sixty (60) day period; Company shall have the right to distribute or authorize others to distribute and sell and otherwise undertake any activity in the Territory with respect to the New Container.
VI. OBLIGATIONS OF DISTRIBUTOR RELATIVE TO THE TRADEMARKS
17.	Distributor acknowledges that Company is the sole and exclusive owner of the Trademarks, and Distributor agrees not to question, dispute or challenge the validity of the Trademarks or their exclusive ownership by Company. Nothing herein, nor any act or failure to act by Distributor or Company, shall give Distributor any proprietary or ownership interest of any kind in the Trademarks or in the goodwill associated with the Trademarks. Company has the unrestricted right to use the Trademarks on the Beverages and on all other products and merchandise other than the Beverages in the Authorized Containers in the Territory. Company shall be absolutely entitled to determine in every instance the manner of presentation of the Trademarks and such other steps necessary or desirable to secure compliance with this paragraph. Distributor agrees to use and publish only such advertising, promotional materials or other items bearing the Trademarks relating to the Beverages as Company has approved and authorized in a prior writing.
18.	Distributor agrees not to adopt or use any name, corporate name, or other commercial designation which includes the Trademarks individually or in any combination, or words that may be confused with any of the Trademarks, unless it has obtained the prior written consent of Company.
VII. DUTIES REGARDING BEVERAGE RECALLS
19.	In the event Distributor discovers or becomes aware of the existence of any quality or other technical problems relating to the Beverages or to the packaging for the Beverages, then Distributor shall immediately notify Company by telephone, telegraph, telex or any other form of immediate communication.

Such notification must include:
(a)	identity and quantities of the Beverages concerned,
(b)	coding data,
(c)	any other relevant data suitable or helpful for the tracing of such Beverages.

In the event Company becomes aware of the existence of any quality or other technical problem relating to the Beverages or to an individual Beverage, Authorized Container or other packaging for the Beverages, Company may require Distributor immediately to take all necessary measures to withdraw the Beverages concerned from the market. Company shall notify Distributor by telephone, telefax or any other form of immediate communication that the Beverages concerned are to be withdrawn from the market. Upon receipt of such notice, Distributor shall immediately cease the distribution of such Beverages and take all other measures that are reasonably necessary or reasonably required by Company in connection with the withdrawal of such Beverages from the market. If any withdrawal or recall of any Beverage or Authorized Container is caused by Distributor’s failure to handle the Beverage properly after delivery to Distributor by an Approved Processor, Distributor shall bear the reasonable expenses of such withdrawal or recall and reimburse Company for all of its reasonable expenses incident to such withdrawal or recall. If any withdrawal or recall is allegedly caused by quality or technical defects arising from the manufacture, packaging, storage or shipment of the Beverages, Authorized Containers or other packaging or materials prior to delivery to Distributor, Distributor shall present any claims it may have to the Approved Processor from whom Distributor purchased the Beverages in Authorized Containers subject to such withdrawal or recall. Distributor shall also submit a copy of any such claim to Company. Company agrees to use reasonable efforts to resolve any such claims between Distributor and Approved Processor.
VIII. TERM AND TERMINATION OF THE AGREEMENT
20.	(a)	The Agreement shall commence on the Effective Date and continue for a period of fifteen (15) years (the “Term”), unless earlier terminated pursuant to the provisions of the Agreement.
(b)	Unless Distributor has given notice of its intention not to renew as hereinafter provided or the Agreement has otherwise been earlier terminated as hereinafter provided, the then effective term of the Agreement shall be automatically renewed for “Succeeding Terms” of ten (10) years each. If Distributor chooses not to renew, it must give Company notice of such intention at least one (1) year prior to the expiration of the Term or any Succeeding Term which may occur. Company agrees that it will give Distributor at least thirty (30) days’ written notice prior to the beginning of such one (1) year period.
21.	The Agreement shall terminate immediately without any liability for damages if any of the following events occur:

(a)	Distributor files a voluntary petition or consents to an involuntary petition for bankruptcy under any Chapter of Title 11 of the United States Code, as amended, or under any other federal insolvency law which presently exists or may exist hereafter;

(b)	Distributor voluntarily commences any bankruptcy, insolvency, assignment for the benefit of creditors proceeding, case, or suit or consents to such a proceeding, case or suit under the laws of any state, commonwealth or territory of the United States or any country, kingdom or commonwealth not governed by the United States;

(c)	an involuntary petition for bankruptcy, insolvency, assignment for the benefit of creditors, proceeding, case or suit under the laws of any state, territory or commonwealth of the United States or any country, commonwealth or kingdom not governed by the United States is filed against Distributor and such a proceeding, suit or case is not dismissed with prejudice within sixty (60) days after the commencement of such a proceeding, case or suit or the order of dismissal is appealed and stayed;

(d)	Distributor makes an assignment, deed of trust for the benefit of creditors or makes an arrangement or composition with creditors other than a pledge as described in subparagraph (d) of paragraph 26 of the Agreement;

(e)	a receiver or trustee for Distributor or for any interest in Distributor’s business is appointed and such order or decree appointing the receiver or trustee is not vacated, dismissed or discharged within sixty (60) days after such appointment or such order or decree is appealed and stayed;

(f)	any of Distributor’s equipment or facilities are subject to attachment, levy or other final process for more than twenty (20) days or any of its equipment or facilities is noticed for judicial or non-judicial foreclosure sale and such attachment, levy, process or sale would materially and adversely affect Distributor’s ability to fulfill its obligations under the Agreement;

(g)	Distributor’s interest, rights or obligations under the Agreement or any part thereof pass or transfer to another by operation of law other than a transfer to a spouse, parent or lineal descendant in accordance with the law of hereditary succession;

(h)	Distributor becomes insolvent or ceases to conduct its operations in the normal course of business;

(i)	Distributor substantially changes the nature of its business; or

(j)	Distributor’s license to manufacture and distribute Coca-Cola is terminated for any reason.

22.	The Agreement may also be terminated by Company or Distributor if the other party fails to observe one or more of the material terms, covenants, or conditions of the Agreement and fails to correct such default within a reasonable cure period, mutually established by Company and Distributor, taking into account the nature and extent of such default, including Company’s or Distributor’s estimation, as the case may be, of the period of time in which a cure could be effected through appropriate efforts. In no event, however, shall such cure period exceed one hundred eighty (180) days. The right to damages of the party terminating the Agreement under this paragraph 22 shall not be affected by such termination.
23.	After termination of the Agreement:
(a)	Distributor may not make any further use of the Trademarks or advertising materials which it used or which were intended to be used in connection with the sale and distribution of the Beverages.

(b)	Distributor shall forthwith remove from its business premises and equipment, as well as from any business stationery and advertising materials used or maintained by Distributor, any reference to the Beverages and the Trademarks. Distributor may not thereafter hold forth in any manner whatsoever that it still has any connection with the Beverages.

(c)	Distributor shall forthwith deliver to Company, or to Company’s designee, in accordance with Company’s instructions all Beverages and all packaging and advertising materials for the Beverages which are still in Distributor’s possession or under Distributor’s control, and Company shall pay to Distributor concurrently against the delivery of the aforementioned objects Distributor’s unreimbursed actual cost of purchase for such items, on a first in, first out basis. Company, or its designee, shall accept and pay for only such articles as are in good and usable condition and which can, in fact, be used by Company, or its designee. Any packaging and advertising materials that carry the name of Distributor or are, according to Company’s reasonable determination, unfit for use shall either be destroyed without cost to Company or shall otherwise be disposed of in accordance with instructions given by Company. In the event the Agreement is terminated in accordance with the provisions of paragraphs 21 or 22 or as a result of any of the contingencies provided in paragraph 27 or by operation of law, or if the Agreement is terminated by Distributor for any reason other than in accordance with paragraph 22, then Company shall have the option, but not the obligation, to purchase from Distributor the above-mentioned Beverages and/or materials under the conditions set forth above in this paragraph. In the event that Company does not purchase such Beverages from Distributor, Distributor shall have the right to sell such Beverages either to customers within the Territory or to Company authorized distributors within the United States for a period ending ninety (90) days after the date of termination of the Agreement.

(d)	All rights, conditions, stipulations, obligations and claims under the Agreement shall end and expire, whether specifically set forth or whether accrued or accruing by use or otherwise, except those obligations of Distributor contained in paragraphs 6, 8,17,18,19,23, 24, 25, 28, 30 and 33 or obligations of Company contained in paragraphs 12, 13, 19, 23, 25, 30 and 33 or which survive by operation of law.
IX. GENERAL PROVISIONS
24.	(a)	In the event that any claims shall be raised against Company, any company or other entity related to it, their legal representatives or their employees for any action or failure to act on the part of Distributor or on the part of any third party for which Distributor is responsible in connection with the distribution, marketing or promotion of the Beverages, Distributor shall indemnify and hold harmless all the above-named; provided Company provides reasonably prompt written notice of such claim to Distributor. In addition, Distributor shall refund any costs arising in this connection, including, but not limited to court costs and attorneys’ fees.
(b)	In the event that any claims shall be raised against Distributor, any company related to it or their legal representatives or employees for any action or failure to act on the part of Company or any third party for which Company is responsible in connection with the production, distribution, marketing or promotion of the Beverages, Company shall hold harmless all the above-named; provided that Distributor provides reasonably prompt written notice of such claim to Company. In addition, Company shall refund any costs arising in this connection, including, but not limited to court costs and attorneys’ fees.
25.	Company and Distributor agree:
(a)	that during the Term of the Agreement and also after its termination, Distributor and Company will keep secret all trade and operational secrets as well as all other confidential information, if any, which either receives from the other party or in any other way in connection with the Agreement, including, but not limited to information concerning sales, promotion and distribution of the Beverages; during the Term, Distributor and Company shall disclose such trade and operational secrets as well as such of its other confidential information only on a need-to-know basis and only to such employees who have beforehand agreed to a corresponding secrecy obligation;

(b)	that after termination of the Agreement, Distributor and Company will deliver to the other party in accordance with that party’s instructions all written, graphic, or other materials, including all copies thereof, which are covered by the aforementioned secrecy obligation.
26.	(a) This Agreement may be terminated immediately by Company upon written notice if, without the prior written consent of Company, which consent shall not be unreasonably withheld:

     (i) Distributor assigns, transfers or pledges, directly or indirectly, the Agreement or any interest therein, in whole or in part, or delegates performance thereof, in whole or in part;
     (ii) Except as permitted under subparagraphs (c) or (d) below, any “person” or “Affiliated Group,” other than a “Shareholder” as defined in subparagraph (c) below, acquires or obtains any right to acquire, directly or indirectly, a material interest in the ownership of Distributor. A “person” is an individual, corporation, partnership, limited partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision. An “Affiliated Group” means two or more “persons” who agree to act together for the purpose of acquiring or obtaining any right to acquire, directly or indirectly, a material interest in the ownership of Distributor. For the purposes hereof, “material” shall mean ten percent (10%) or more of the voting power of any class or series of securities issued by Distributor or any entity controlling Distributor; or
     (iii) any change in ownership of Distributor occurs that constitutes a change in control of Distributor or any entity that controls Distributor or Distributor enters into an agreement with any person under which management control or authority is granted to such person.
(b)	Distributor agrees that it will notify Company in the event of the acquisition by a third party of a material interest in the ownership of Distributor, and Distributor will, at the same time, disclose to Company the identity of the owners of Distributor prior to such transfer. Such owners shall include all persons and entities who directly or indirectly control or are under common control with the owners.

(c)	Company agrees that it will consent to any “transfer” of the “shares” as defined below to any spouse, grandparent, parent or lineal descendant, including adopted children, of a “Shareholder” as defined below or to a trust or other entity for the sole benefit of any spouse, grandparent, parent or lineal descendant, including adopted children, of a Shareholder. For the purposes of this subparagraph (c), the term “transfer” shall mean any one or more direct or indirect sales, pledges, encumbrances, gifts, testamentary or intestate dispositions, exchanges, redemptions or other forms of conveyance, whether voluntary, involuntary, or by operation of law. For purposes of this paragraph 26, the term” “Shares” shall mean the shares of issued and outstanding capital stock of Distributor or any securities convertible into or exchangeable for any such shares and the term “Shareholder” shall mean any natural person, partnership, corporation, trust or other legal entity which, as of the effective date of the Agreement owns or holds, directly or indirectly, a material interest in the voting power of any class or series of securities issued by Distributor or any entity controlling Distributor.

(d)	A pledge of shares by Distributor or a Shareholder as collateral for a loan to any person shall not be prohibited. The Company, therefore, will not exercise its right of termination under this paragraph 26 on the basis of any such pledge in and of itself.
(e)	If Distributor wishes to effect a transfer in which the proposed transferee is another Coca-Cola distributor in the United States and such transfer is subject to the restrictions contained in subparagraph (a) of this paragraph 26, Distributor is required to give Company prior written notice of Distributor’s intent to make any such transfer (the “Transfer Notice”). If Distributor gives the Transfer Notice to Company, Company may elect to disapprove such transfer within thirty (30) days following Company’s receipt of the Transfer Notice by giving Distributor notice of Company’s disapproval of the proposed transfer (the “Disapproval Notice”); provided, however, that approval of such transfer may not be unreasonably withheld by Company. If Distributor gives the Transfer Notice to Company and Company does not give Distributor a Disapproval Notice within thirty (30) days following Company’s receipt of the Transfer Notice, Company agrees that it will have waived its right of termination hereunder with respect to the transfer described in the Transfer Notice and no compensation (“Compensation”) shall be owed by Company to Distributor. If, however, Company gives a timely Disapproval Notice to Distributor and Distributor chooses to complete the transfer, Distributor agrees that, prior to completion of any transfer, Distributor shall surrender all its rights under this Agreement, and Company agrees to pay “Compensation” to Distributor in accordance with subparagraph (f) of this paragraph 26.

(f)	If the offeror is a Coca-Cola Bottler in the United States and Company issues a Disapproval Notice in accordance with subparagraph 26(e), Company agrees to pay Compensation, in an amount determined below, to Distributor for the value of Distributor’s business in the Beverages that Distributor is surrendering. Compensation payable by Company to Distributor under subparagraph (f) of this paragraph 26 is in lieu of, and in full satisfaction of, any claims whatsoever that Distributor may have against Company in connection with the Beverages or Distributor’s business in the Beverages, including but not specifically limited to any payment to Distributor for any materials as may be required by subparagraph (c) of paragraph 23 of this Agreement. The Compensation, if any, to which Distributor is entitled is equal to fifty percent (50%) of the greater of:
     (i) the amount agreed by Company and Distributor that represents the value of Distributor’s business in the Beverages on the assumption that such business would continue for a period of ten (10) years following the date Distributor surrenders its rights under this Agreement (the “Beverage Value”) pursuant to this subparagraph 26(f), or such rights are terminated or
     (ii) the offer price as contained in a “Bona Fide Offer,” as defined below, made to Distributor that Distributor or Distributor’s shareholders wish to accept; provided, however, that in no event shall the value of Distributor’s business in the Beverages be greater on a proportionate unit basis than the value of Distributor’s business in the beverage COCA-COLA. A “Bona Fide Offer” is an offer to purchase Distributor’s business in the Beverages that is contained in a written communication received by Distributor from a person that is financially able to consummate the transaction contemplated by the Bona Fide Offer.
If, Distributor and Company cannot determine the amount of Compensation on the basis of clauses (i) and (ii) of this subparagraph (f) after attempting to do so through good faith negotiations for a reasonable period of time, which in any event shall not exceed three (3) months, either Distributor or Company may initiate arbitration in accordance with the arbitration procedures described in subparagraphs (g) through (m) of this paragraph 26. Following determination of Distributor’s entitlement to and/or the amount of Compensation as a result of arbitration, Company shall pay the Compensation to Distributor, if any, in accordance with this subparagraph 26(f).
(g)	The forum for arbitration shall be such location as Company and Distributor may agree, but in the absence of agreement, the forum shall be whichever of the following cities is closest to Distributor’s territory: Atlanta, Chicago, Dallas, New York or San Francisco.

(h)	The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, except as otherwise provided in this paragraph 26.

(i)	The governing law for commercial arbitration shall be the law of the state of New York, and the substantive law shall be as hereinafter provided.

(j)	The Company and the Distributor shall each select one arbitrator, and those two arbitrators shall then select within thirty (30) days a third arbitrator. If the two arbitrators cannot agree on a third arbitrator, they shall discuss the qualifications of such third arbitrator with the Chief Judge of the United States District Court for Delaware who shall then be empowered to appoint a third, neutral arbitrator.

(k)	The decision of the arbitrators on procedural and evidentiary matters shall be final and binding.

(l)	The arbitrators shall have authority only to decide the Distributor’s entitlement to Compensation and the amount of Compensation in accordance with this paragraph 26, and the arbitrator shall not have the authority otherwise to amend, modify or extend the contractual relationship of the parties.

(m)	The award rendered by arbitration conducted pursuant to this paragraph 26 shall be final and binding on both Distributor and Company, and judgment upon the award may be entered in any court of competent jurisdiction. The parties agree that the arbitration award is in lieu and in full satisfaction of any claims whatsoever Distributor may have in connection with the Beverages or the Distributor’s business in the Beverages.

27.	Neither Company nor Distributor shall be in any way liable for failure to perform any of its obligations hereunder when such failure is caused by an Act of God, fire, strikes, war, riot, insurrection, boycott, acts of public authorities, delays or defaults caused by public carriers, inability to obtain raw materials or if it is due to any cause whatsoever, whether similar or dissimilar, beyond the reasonable control of the non-performing party; provided that, if such a failure on the part of one of the contractual parties shall persist for a period of twelve (12) months or more, either party may terminate the Agreement with immediate effect without any liability for damages.

28.	Company reserves the right to conduct, in its own name, any proceedings, in court or out of court, to protect its rights to the Trademarks, designs, trade dress and copyrights associated with the Beverages and Authorized Containers. Distributor may not claim any rights against Company for taking such action or for failure to take such action or because of the results of such action. Distributor agrees to notify Company immediately of any proceedings that have been instituted or that are threatened and which concern either the subject matter of proceedings mentioned in the previous sentences or other interests of Company or of any distributor or company authorized by Company. In the event Distributor believes it has a claim against any third party, Distributor also undertakes not to institute, without the prior written consent of Company, which consent Company will not unreasonably withhold, any proceedings, in court or out of court, against any such third party which might affect the Trademarks or substantial interests of Company or of any other distributor with regard to the Beverages. The foregoing sentence is not intended to restrict Distributor from instituting any such proceedings which are limited solely to the commercial interest of Distributor within the Territory.

29.	If any provisions of the Agreement should be or become legally invalid, the validity of other provisions of the Agreement shall not be affected thereby. To the extent legally possible, a provision which corresponds to the spirit and purpose of the Agreement shall be substituted for the invalid provision.
30.	(a)	As to the entire subject matter of the Agreement, the Agreement shall constitute the only agreement between Company and Distributor. All prior agreements, arrangements, communications or understandings, whether oral or written, with respect to the Agreement between the parties and their legal predecessors (if any) are cancelled hereby. Company and Distributor further agree that no such prior agreements, drafts, arrangements, correspondence, communications or understandings, whether oral or written, shall be used by either party to the Agreement as evidence in any legal proceeding that may arise with respect to the application, construction or interpretation of the Agreement.
(b)	Any modifications of or additions to the Agreement are invalid and void, abinitio. unless in writing signed by duly qualified and authorized representatives of Company and Distributor, respectively.

(c)	All written notices in accordance with the Agreement shall be delivered by hand or by telefax transmission (with a mandatory written confirmation sent as provided below) or sent by regular, mail with correct postage affixed or by registered or certified mail (postage prepaid) or by any express courier or express mail, fees prepaid. Such notices shall be addressed to the address set forth on page one of the Agreement, or to the last known address of the party concerned.
(d)	Nothing in the Agreement shall affect, by implication or otherwise, the rights and obligations of the parties under any other agreement now existing between Company and Distributor, specifically including the license agreement for Coca-Cola, and nothing in any such other agreements shall affect the Agreement by implication.

(e)	Distributor agrees to consult with Company with respect to any product liability claims raised against it as well as with respect to any proceedings, in court or out of court, instituted against Distributor in connection with the Beverages or with packaging, including but not limited to Authorized Containers, used for the Beverages. Upon Company request, in the event of product liability claims, as well as in the proceedings mentioned above, Distributor, to the extent that it is legally empowered, shall allow Company by means of appropriate authorization or agreement to assume responsibility for the defense of any claim or claims referred to in this sentence; provided, however, that Distributor reserves the right to retain the responsibility to defend itself against claims of gross negligence or intentional misconduct. If Company does assume such defense, Company shall indemnify and hold Distributor harmless from and against any costs or expenses, including any damages assessed against Distributor and attorneys’ fees, arising out of or incurred in connection with Company’s defense of the claim. Company’s obligation to indemnify Distributor under this subparagraph 30(e) does not include indemnity or reimbursement (i) for any fees paid by Distributor to its own attorneys, consultants or other third parties for advisory or other services to Distributor in connection with the particular claim or (ii) damages that a court determines are payable by Distributor because of Distributor’s gross negligence or intention misconduct. Distributor and Company further agree to cooperate in the defense of claims asserted in this subparagraph (e).
31.	Failure of Company or Distributor to exercise promptly any option or right granted in the Agreement or to require the strict performance of any obligation herein imposed upon the other party shall not be deemed to be a waiver of such options or rights or of the right to demand subsequent performance of any and all obligations herein imposed upon the other party.
32.	Company may, after written notice to Distributor, assign rights under the Agreement to one or more companies related to it, and have duties under the Agreement fulfilled by such companies; provided, however, that any such delegation or transfer shall not relieve Company from its obligations under the Agreement.
33.	Distributor is an independent contractor and not the agent of Company. Distributor recognizes that the Agreement does not constitute an agency or partnership agreement, and Distributor agrees that it will not represent or otherwise hold itself out as an agent, or any other kind of representative, of Company.

34.	The Agreement shall in all respects be governed by, construed and enforced in accordance with the substantive laws of the State of Georgia applicable to contracts executed and to be wholly performed therein.
35.	All notices and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be sent, delivered or mailed, addressed or transmitted by facsimile:
(a)	If to Company, to:
Coca-Cola North America
Coca-Cola Plaza
Atlanta, Georgia 30313
(b)	If to Distributor, to:
The then current address of Distributor as contained in Distributor’s contractual file maintained by Company.
Each such notice or communication shall be given (i) by hand delivery, (ii) by nationally recognized courier services or (iii) by facsimile transmission, receipt confirmed. Each such notice or communication shall be effective (x) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this paragraph 35 (or in accordance with the latest unrevoked correction from such party) and (y) if given by facsimile transmission when such facsimile is transmitted to the facsimile number specified in this paragraph 35 (or in accordance with the latest unrevoked correction from such party) and when confirmation is received.
AGREED TO AND ACCEPTED:

THE COCA-COLA COMPANY COCA-COLA NORTH AMERICA DIVISION
By:	/s/ Paul W. Wood
Paul W. Wood
Title: Vice President Bottler Business Development, CCNA Date. April 10, 2002

Metrolina Bottling Company
By:	/s/ Umesh Kasbekar
Title: Vice President Date: 3/12/2002

APPENDIX 1
TERRITORY
The territory described in Distributor’s contract for Coca-Cola in bottles and cans as may have been heretofore and as may be hereafter amended.

APPENDIX 2
AUTHORIZED CONTAINERS
12 oz. PET BOTTLE
20 oz. PET BOTTLE
500 mL PET BOTTLE
1 liter PET BOTTLE
1.5 liter PET BOTTLE

APPENDIX 3
TRADEMARKS
Dasani